Exhibit 99.1

American Spectrum Realty, Inc. Announces Purchase of 13th Building in Houston

    HOUSTON--(BUSINESS WIRE)--Feb. 13, 2006--American Spectrum Realty, Inc. (AMEX:AQQ), a real estate investment and management company, headquartered in Houston, Texas, announced today its second purchase of 2006, an office building located in Houston, Texas. The building, which was acquired February 10, 2006, is located at Old Westheimer Road and Westheimer Boulevard, has 41,475 rentable square feet and is currently 50% leased. The purchase increases American Spectrum's total square footage in Texas to approximately 1.1 million square feet and increases its real estate projects in Houston to thirteen.
    William J. Carden, President and CEO, stated, "We consider this a value-added project which is adjacent to one of our other properties that has consistently been 95% leased since it was acquired in 2002."
    Mr. Carden added, "Management and leasing of the building will be handled by personnel in our corporate headquarters located in Houston. Any leasing inquiries should be directed to Bill McGrath, CCIM, Regional Leasing Representative, at 713-706-6200."
    American Spectrum Realty, Inc. is a real estate investment and management company that owns 22 office, industrial, and retail properties aggregating over 1.8 million square feet in California, Texas, Arizona, South Carolina and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty's business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.

    CONTACT: American Spectrum Realty, Inc., Houston
             William J. Carden, 713-706-6200